UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 15, 2007

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2007, Analysts International Corporation (the “Company”) entered into a new Trust Agreement (the “Trust”) with Wachovia Bank under the Analysts International Corporation Special Executive Retirement Plan (the “AIC SERP”).

The terms of the trust are substantially the same as the prior trust for the AIC SERP, which was terminated for convenience by the trustee. The irrevocable grantor Trust will be used for the purpose of holding assets of the Company to be used to satisfy its obligations with respect to the SERP. Such assets will be held separate from other funds of the Company and used exclusively for the AIC SERP. Assets held in the Trust are available to the general creditors of the Company in the event of insolvency or bankruptcy and AIC SERP participants will not have a preferred claim on any Trust assets. The Company may from time to time in its discretion make contributions to the Trust to fund accrued benefits payable to participants of the AIC SERP. Upon a Change of Control (as defined in the Trust) the Company is obligated to make an irrevocable contribution to the Trust in an amount sufficient to pay each plan participant or beneficiary the benefits to which plan participants or their beneficiaries would be entitled pursuant to the terms of the plan(s) as of the date on which the Change of Control occurred. The Trust will not increase or otherwise affect the amounts otherwise payable to plan participants under the terms of the AIC SERP.

The foregoing description of the Trust is intended to be a summary and does not purport to be a description of all of the terms of the Trust, which is attached to this Current Report as Exhibit 10.1 and incorporated by reference into this Current Report as if fully set forth herein.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

10.1	Trust Agreement between the Company and Wachovia Bank, dated February 15, 2007, under the Analysts International Corporation Special Executive Retirement Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 22, 2007	ANALYSTS INTERNATIONAL CORPORATION

/s/ Colleen M. Davenport
Colleen M. Davenport
Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Trust Agreement between the Company and Wachovia Bank, dated February 15, 2007, under the Analysts International Corporation Special Executive Retirement Plan